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                                                                    EXHIBIT 99.4

                                 USG CORPORATION
                           CONSOLIDATED BALANCE SHEET
                              (dollars in millions)
                                   (Unaudited)

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
                                                         AS OF             AS OF
                                                      DECEMBER 31,      DECEMBER 31,
                                                          2002              2001
                                                      ------------      ------------
ASSETS
Current Assets:
Cash and cash equivalents                                      649               493
Short-term marketable securities                                50                --
Receivables (net of reserves - $17 and $17)                    284               274
Inventories                                                    270               254
Income taxes receivable                                         14                76
Deferred income taxes                                           49                66
Other current assets                                            77                72
                                                      ------------      ------------

Total current assets                                         1,393             1,235

Long-term marketable securities                                131                --
Property, plant and equipment (net of accumulated
depreciation and depletion - $701 and $592)                  1,788             1,800
Deferred income taxes                                          199               243
Other assets                                                   106               186
                                                      ------------      ------------

Total Assets                                                 3,617             3,464
                                                      ============      ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                               170               140
Accrued expenses                                               243               181
Income taxes payable                                            25                --
                                                      ------------      ------------

Total current liabilities                                      438               321

Long-term debt                                                   2                 2
Other liabilities                                              370               339
Liabilities subject to compromise                            2,272             2,311

STOCKHOLDERS' EQUITY:
Preferred stock                                                 --                --
Common stock                                                     5                 5
Treasury stock                                                (257)             (255)
Capital received in excess of par value                        412               408
Accumulated other comprehensive loss                           (32)              (31)
Retained earnings                                              407               364
                                                      ------------      ------------

Total stockholders' equity                                     535               491
                                                      ------------      ------------

Total Liabilities and Stockholders' Equity                   3,617             3,464
                                                      ============      ============
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